Exhibit 10.3

LOAN AND FUNDING AGREEMENT

This Loan and Funding Agreement (the “Agreement") is made and entered into as of March 12, 2014, by and between SECUREALERT INC. ("SecureAlert"), GPS GLOBAL TRACKING AND SURVEILLANCE SYSTEM LTD. (the "Company") and Mr. Eli Sabag (the "Seller").

RECITALS

A.           The parties hereto are contemplating a Share Purchase Agreement of even date herewith, by and among SecureAlert, the Seller and the Company (the “Purchase Agreement"), whereby SecureAlert intends to purchase with effect from April 1, 2014 all of the equity of the Company (the "Transaction").

B.            SecureAlert has requested that the Company continue its development and related activities during the period prior to and the period after the closing of the Transaction, and the Company desires to comply with SecureAlert’s request.

NOW THEREFORE, the parties agree as follows:

 1.            Obligations of the Company.  Beginning on the date of this Agreement and continuing  until the End Date  (defined  below)  unless  earlier  terminated as specified  below,  the  Company  agrees to  continue  development  and  enhancement of its current products or other software, products,  documentation, specifications or development  tools and environments of the Company  (including all  versions  or  portions  of any  of  the  foregoing  under  development) and marketing of such products as reasonably requested by SecureAlert (the "Agreed Obligations").  The parties agree that there are no third party beneficiaries to this Agreement and no rights, benefits, privileges or entitlements are accorded to any third party under this Agreement.

2.             Consideration.  As consideration for the Agreed Obligations, with effect from the closing of the Transaction SecureAlert agrees to make available to the Company an amount up to $3,000,000 to be used toward the Agreed Obligations, with the initial installment of the US dollar equivalent of NIS 2,000,000 to be provided as a loan within two (2) business days from the date hereof in order to enable the Company to meet its outstanding obligations as per the list of obligations attached as Annex A hereto (not all such outstanding obligations are Agreed Obligations but they all count against the up to $3,000,000 of funding to be provided). In addition, SecureAlert shall provide the Company with an additional loan in the amount of US$188,596 to be provided to the Company within 2 business days from the date hereof (the "Additional Loan"), which loan shall not be accounted against the up to $3,000,000 of funding to be provided.   The Company shall make written requests to SecureAlert for additional funds beyond the amount to be provided at the Closing as needed and SecureAlert shall provide such funds to the extent required by the Company to comply with the Agreed Obligations requested by SecureAlert and to meet the timetables requested by SecureAlert for meeting such Additional Obligations. The abovementioned obligation to loan the Company NIS 2,000,000 to repay the Company's outstanding obligation shall be deemed an obligation towards the Seller, which may not be terminated or waived without the Seller's written consent, and any breach of such obligation shall be deemed a breach towards the Seller.

Loan and Funding Agreement

The Additional Loan shall be repaid by the Company by way of set off from amounts to be received by the Company from SecureAlert in accordance with the Purchase Agreement.

Until April 1st, 2014, the Company shall not draw any funds from bank and other financial institutions credit lines.

3.             Term; Termination. This Agreement shall continue in full force and effect until the earliest to occur of (i) termination of this Agreement by mutual written consent of SecureAlert and the Company, or (ii) two years from the closing date of the Purchase Agreement (the "End Date").  In the event the closing of the Transaction does not take place by April 1, 2014, then the Company shall repay the NIS 2,000,000 plus the Additional Loan plus interest at the annual rate of 5% by no later than May 15, 2014.

4.             Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Utah.

5.             Interpretation. In the event that any provisions or any capitalized term used herein shall conflict with the terms or conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern.

6.             Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement the date first written above.

SECUREALERT INC.	GPS GLOBAL TRACKING AND SURVEILLANCE LTD.

By: /s/ Guy Dubois	By: /s/ Eli Sabag
Guy Dubois, Chairman	Eli Sabag, CEO

Date: 03/12/2014	Date: 03/12/2014

/s/ Eli Sabag
Mr. ELI SABAG
03/12/2014

Loan and Funding Agreement